Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-02095) and Form S-3 (File No. 333-131893) of Walter Industries, Inc. of our report dated February 28, 2007 except as it relates to the discontinued operations of Crestline Homes Inc. as described in Note 3 and the change in segments as described in Note 18, as to which the date is March 7, 2008 relating to the financial statements, which appears in the Annual Report on Form 10-K, filed on March 7, 2008.

/s/ PricewaterhouseCoopers LLP

Tampa, Florida

June 6, 2008